Exhibit 4.11

Supplemental Agreement to the Equity Transfer Agreement

This Supplemental Agreement (hereinafter referred to as this “Agreement”) is made and entered into by and between the following parties on February 16, 2011 in Harbin, the People’s Republic of China.

Party A: Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (hereinafter referred to as “Party A” or the “Seller”)

Address: 5F, Section B, #18, Hengshan Street, Xiangfang District, Harbin

Party B: Zhiguo WANG

Address: No. 234, Gexin Street, Nangang District, Harbin

Party C: Guifang QI

Address: No. 234, Gexin Street, Nangang District, Harbin

Party D: Xingming HAN

Address: No. 3, Unit 7, Building 2, # 23, Tongzhan Street, Xiangfang District, Harbin

Party B, Party C and Party D shall hereinafter be collectively referred to as the “Buyer”. The Parties of this Agreement shall hereinafter be referred to as the “Parties” collectively, and as a “Party” respectively.

Whereas:

1.	The Parties and other relevant parties entered into an Equity Transfer Agreement (the “Original Equity Transfer Agreement”) on February 23, 2010 according to which the Seller purchases 100% of the equity interest (the “Target Equity Interest”) of Harbin Yew Science and Technology Development Co., Ltd (“Harbin HDS”) from the Buyer and other relevant parties. According to the Original Equity Transfer Agreement, the Seller shall pay equity purchase price in the amount of RMB 45,000,000 (the “Original Equity Purchase Price”) to the Buyer and other relevant parties.

2.	According to the Supplement Agreement to the Original Equity Transfer Agreement, if the contemplate transaction under the Original Equity Transfer Agreement could not be closed for any reason, the Seller shall have the right to request the Buyer to buy back the Target Equity Interest for a price equal to the Original Equity Purchase Price.

3.	The Parties entered into an Equity Transfer Agreement on November 5, 2010 (the “New Equity Transfer Agreement”) according to which the Buyer purchases the Target Equity Interest from the Seller.

Now the Parties reach this Agreement with respect to the transfer price payment and relevant accounting arrangement under the New Equity Transfer Agreement as follows:

1.	Equity Transfer Price

The equity transfer price that the Buyer shall pay under the New Equity Transfer Agreement is as follows:

1.1 Party B purchases 76.65% of the equity interest of Harbin HDS and the equity transfer price is RMB 34,490,000.

1.2 Party C purchases 18.53% of the equity interest of Harbin HDS and the equity transfer price is RMB 8,340,000.

1.3 Party D purchases 4.82% of the equity interest of Harbin HDS and the equity transfer price is RMB 2,170,000.

2.	Accounting Arrangement

The Parties agree, through the execution of this Agreement, the equity transfer price payable by the Buyer under the New Equity Transfer Agreement shall be offset with the Original Equity Transfer Price which has not been paid by the Seller to the Buyer. The Parties confirm that the Parties shall be deemed to have performed in full all their obligations of making payment under the Original Equity Transfer Agreement or the New Equity Transfer Agreement on the date of offset which is the execution date of this Agreement. Neither party shall have the right to request other parties to make further payment of any equity transfer price on the basis of the agreements aforementioned.

3.	Liability for Breach and Compensation

Once this Agreement has been executed, either Party shall strictly perform this Agreement. In the event either Party breaches this Agreement, the defaulting Party shall be liable for such breach pursuant to this Agreement and shall compensate the non-breaching Party against damages raised therefrom.

4.	Governing Law and Dispute Resolution

4.1 The execution, effectiveness, construction, performance and the resolution of disputes hereunder shall be governed by the laws of PRC.

4.2 In the event that any dispute arises out of or in connection with this Agreement, the Parties shall first resolve the dispute through negotiations in good faith. In the event that the Parties cannot settle a dispute through negotiations, either Party shall have the right to submit the relevant dispute to the people’s court having jurisdiction at the place where the other Party is located.

5.	Effectiveness and Miscellaneous

5.1 This Agreement shall become effective as of the date of execution.

5.2 For issues not provided for in this Agreement, the Parties shall make necessary amendments and supplements through timely negotiation. Any amendments and supplements to this Agreement shall be in writing.

5.3 This Agreement shall be executed in four original copies, each Party having one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

Authorized Representative:

Sign:  /s/ Guifang Qi

Party B: Zhiguo WANG

Sign:  /s/ Zhiguo Wang

Party C: Guifang QI

Sign:  /s/ Guifang Qi

Party D: Xingming HAN

Sign:  /s/ Xingming Han